Exhibit 99.1

Contacts:

Media: Troy Gravitt at 703.469.1004 or media@fbr.com

Investors: Bradley J. Wright at 703.469.1080 or fbcmir@fbr.com

FBR Capital Markets Announces Buyback of Company

Stock from Arlington Asset Investment Corp.

Companies Complete Strategic Separation

ARLINGTON, VA, May 18, 2009 – FBR Capital Markets Corporation (NASDAQ: FBCM) (FBR Capital Markets), a leading investment bank serving the middle market, today announced that it has entered into a Repurchase Agreement with Arlington Asset Investment Corp. (formerly Friedman Billings Ramsey Group, Inc.) to purchase 16,667,000 FBCM shares at a $4.35 share price for $72.5 million. The transaction represents approximately 50% of the ownership stake in FBR Capital Markets held by Arlington Asset Investment Corp. After retirement of these repurchased shares, Arlington’s ownership of FBR Capital Markets will have been reduced from approximately 56% to approximately 39%. The transaction is expected to close prior to June 2, 2009, subject to customary closing conditions.

The companies have also agreed to terminate certain intercompany service and governance agreements in order to complete the strategic separation of the entities.

“The purchase of these shares completes the strategic separation of the two companies, a process that was initiated in 2006 when Arlington Asset first sold shares of a separately capitalized FBCM,” said Richard J. Hendrix, President and CEO of FBR Capital Markets. “Following this buyback, the company’s balance sheet remains entirely unleveraged and we continue to maintain ample cash liquidity.”

FBR Capital Markets Corporation (NASDAQ: FBCM) provides investment banking, merger and acquisition advisory, institutional brokerage and research services through its subsidiary FBR Capital Markets & Co. FBR Capital Markets focuses capital and financial expertise on seven industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. Asset management services are provided by FBR Investment Management, Inc., and mutual funds are provided by FBR Fund Advisers, Inc.; both companies are subsidiaries of FBR Capital Markets Corporation. FBR Capital Markets is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States and in London. For more information, please visit www.fbrcapitalmarkets.com.

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